Exhibit 5.1

The New York Times Building

37th Floor

620 Eighth Avenue

New York, NY 10018-1405

212.808.2700

Fax 212.286.9806

November 13, 2019

Applied DNA Sciences, Inc. 50 Health Sciences Drive Stony Brook, NY 11790

Re:	Registration Statement for Additional Shares Filed Under Rule 462(b)

Ladies and Gentlemen:

We have acted as counsel to Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 13, 2019 (as amended, the “Registration Statement”) pursuant to the requirements of Rule 462(b) of the Securities Act of 1933, as amended (the “Act”). The Registration Statement incorporates by reference the Registration Statement filed by the Company on September 18, 2019, as amended by Pre-Effective Amendment No. 1 filed with the Commission on October 25, 2019, Pre-Effective Amendment No. 2 filed with the Commission on November 1, 2019, and Pre-Effective Amendment No. 3 filed with the Commission on November 8, 2019 (as amended, the “Original Registration Statement”, File No. 333-233830). The Registration Statement relates to the registration under the Act (the “Offering”) of (i) up to an additional $2.3 million of shares (including up to $300,000 of shares for the purpose of covering over-allotments) (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) up to an additional $2.3 million of warrants to purchase shares of Common Stock (including up to $300,000 of warrants for the purpose of covering over-allotments) (the “Common Warrants”), (iii) up to an additional $2.0 million of warrants to purchase shares of Common Stock at an exercise price equal to $0.01 per share (the “Pre-Funded Warrants”), and (iv) up to an additional $4.3 million of shares of Common Stock underlying the Common Warrants and Pre-Funded Warrants (including up to $300,000 of shares of Common Stock underlying the Common Warrants for the purpose of covering over-allotments) (the “Warrant Shares”), in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) substantially in the form filed as an exhibit to the Original Registration Statement to be entered into by and between the Company and Maxim Group LLC, as representative of the underwriters listed in Schedule I thereto. The Common Shares, the Common Warrants, the Pre-Funded Warrants and the Warrant Shares are hereinafter referred to collectively as the “Securities.”

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www.pepperlaw.com

Applied DNA Sciences, Inc.

November 13, 2019

In our capacity as counsel, you have requested that we render the opinions set forth in this letter and we are furnishing this opinion letter to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement as filed with the Commission, (ii) the form of Underwriting Agreement filed as Exhibit 1.1 to the Original Registration Statement, (iii) the form of Warrant Agreement filed as Exhibit 4.1 to the Original Registration Statement (the “Warrant Agreement”), (iv) the form of common warrant certificate filed as Exhibit 4.2 to the Original Registration Statement, (v) the form of pre-funded warrant filed as Exhibit 4.3 to the Original Registration Statement, (vi) the Company’s certificate of incorporation, as amended to date, (vii) the Company’s amended and restated bylaws, as amended to date, (viii) resolutions of the board of directors of the Company (the “Board”) relating to the Offering and (ix) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) any certificates representing securities to be issued pursuant to the Offering, as applicable, will be duly executed and delivered. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.        The Common Shares have been duly authorized and, when issued and delivered by the Company in accordance with and in the manner described in the Original Registration Statement and the terms of the Underwriting Agreement and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable;

2.        The Pre-Funded Warrants have been duly authorized and, when duly executed and delivered by the Company in accordance with and in the manner described in the Original Registration Statement and the terms of the Underwriting Agreement and upon receipt by the Company of the consideration therefor provided therein, will constitute valid and binding agreements of the Company under the laws of Delaware enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability;

Applied DNA Sciences, Inc.

November 13, 2019

3.        The Common Warrants have been duly authorized and, when duly executed and delivered by the Company in accordance with and in the manner described in the Original Registration Statement, the terms of the Warrant Agreement and the Underwriting Agreement and upon receipt by the Company of the consideration therefor provided therein, will constitute valid and binding agreements of the Company under the laws of Delaware enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and

4.        The Warrant Shares have been duly authorized and, if issued upon exercise of the Common Warrants or the Pre-Funded Warrants against payment therefor in accordance with the terms of the Common Warrants or the Pre-Funded Warrants, as applicable, would be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Delaware and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Delaware or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Original Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP